Exhibit 99.3

2008 Development Summary

as of June 30, 2008

($'s in thousands)

Property and Location	Total Rentable Square Feet	Anticipated Total Cash Cost	Cash Cost to Date		Anticipated Construction Completion Date
Development

Dulles Station, Phase II	360,000 sq ft office	TBD	$25,797	[1]	TBD
Herndon, VA

	Total	TBD	$25,797

1 Dulles Station Phase II cost includes land costs of $16.1M and an allocation of the shared parking garage structure of $7.2M.